UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Materials Pursuant to Section 240.14a-12

ALTERA CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which the transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

ALTERA
Intel Acquisition of Altera
Welcome
Intel Acquisition of Altera announced on June 1, 2015 that they have entered into a definitive agreement under which Intel would acquire Altera for $54 per share in an all-cash transaction valued at approximately $16.7 billion.
The acquisition will couple Intel’s leading-edge products and manufacturing process with Altera’s leading field-programmable gate array (FPGA) technology. The combination is expected to enable new classes of products that meet customers needs in the data center and Internet of Things (IoT) market segments. Intel plans to offer Altera’s FPGA products with Intel Xeon processor as highly customized, integrated products. The companies also expect to enhance Altera’s products through design and manufacturing improverments resulting from Intel’s integrated device manufacturing model.
If you would like an email notification When new Items are posted to this site, please provide us with your email address in the from located on the upper right-hand corner of this page.
Press Release
FAQ
SEC Filings
Conference Call Webcast
Visual and Broadcast Assets
Contact Information
INTEL MEDIA CONTACT
Chuck Mulloy
(408) 765-3484
Chuck.mulloy@intel.com
INTEL INVESTOR CONTACT
Trey Campbell
(503) 696-0431
Trey.s.campbell@intel.com
ALTERA MEDIA CONTACT
Sue Martenson
(408) 644-8158
newsroom@altera.com
ALTERA INVESTOR CONTACT
Scott Wylie
(408) 644-6996
swylie@altera.com
2015 Intel Acquisition of Altera . Important Information

Transaction Site – Email Update Message

New content has been posted to http://intelacquiresaltera.transactionannouncement.com. You may view the content by visiting the site at http://intelacquiresaltera.transactionannouncement.com.

We thank you for your interest.